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EXHIBIT 8.1

[    ], 2010

KKR & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York 10019

Ladies and Gentlemen:

        We have acted as counsel to KKR & Co. L.P., a Delaware limited partnership (the "Partnership"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Partnership with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to (1) the issuance of an aggregate of up to 478,105,194 common units representing limited partner interests ("Exchange Units") issuable upon exchange from time to time of partnership units in each of KKR Management Holdings L.P. and KKR Fund Holdings L.P. and (2) the sale by KKR Holdings L.P. of certain of the Exchange Units from time to time.

        We have examined (i) the Registration Statement, (ii) the Amended and Restated Agreement of Limited Partnership of KKR & Co. L.P. (the "Partnership Agreement") among KKR Management LLC, a Delaware limited liability company and the general partner of the Partnership and the limited partners party thereto, (iii) the Amended and Restated Limited Partnership Agreement of KKR Management Holdings L.P., (iv) the Amended and Restated Limited Partnership Agreement of KKR Fund Holdings L.P., and (v) the representation letter of KKR Management LLC delivered to us for purposes of this opinion (the "Representation Letter"). We have also examined originals or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Partnership, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. As to matters of fact material to this opinion, we have relied upon certificates and comparable documents of public officials and of officers and representatives of the Partnership.

        In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have further assumed that any documents will be executed by the parties in the forms provided to and reviewed by us and that the representations made by KKR Management LLC in the Representation Letter are true, complete and correct and will remain true, complete and correct at all times.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, the discussion set forth in the Registration Statement under the caption "Material U.S. Federal Tax Considerations", insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the ownership and disposition of the Partnership's Exchange Units.

        We do not express any opinion herein concerning any law other than the federal tax law of the United States.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm under the headings "Material U.S. Federal Tax Considerations" in the Registration Statement.

Very truly yours,
Simpson Thacher & Bartlett LLP

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  EXHIBIT 8.1